EXHIBIT 2.7

Gain Dynasty Investments Ltd.

And

LEUNG YU

100%

In respect of 100% shares of

Dynamic Castle Holdings Limited

Share Purchase Agreement

2008 10 22

Execution Date: October 22, 2008

Private & Confidential Dynamic Castle Holdings Limited

Table of Content

5

Preamble 5

6

Article 1 Definitions and Interpretation 6

7

Article 2 Sale and Purchase of the Sale Shares 7

8

Article 3 Consideration and Payment 8

9

Article 4 Conditions Precedent 9

12

Article 5 Closing 12

13

Article 5 Representation and Warranties 13

28

Article 7 Breach of Agreement and Remedies 28

30

Article 8 Force Majeure 41

31

Article 9 Governing Law and Dispute Settlement 31

44

Article 10 Notice 44

45

Article 11 Miscellaneous 45

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39

Schedule 1 The Seller, the Purchaser and the Sale Shares 53

54

Schedule 2 The Company 54

54

Schedule 3 Deliveries at Closing 54

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Private & Confidential Dynamic Castle Holdings Limited

SHARE PURCHASE AGREEMENT

2008 10 22

This Share Purchase Agreement (this “Agreement”) dated October 22, 2008 is entered into by and between:

(OTCBB) OTCBB CWDK

Gain Dynasty Investments Ltd. a British Virgin Islands (“BVT”) company, and an wholly-owned subsidiary of China Water and Drinks Inc., a Nevada corporation, located at Unit 07, 6/F, Concordia Plaza, 1 Science Museum Road, Tsin Sha Shui East, Kowloon, Hong Kong (collectively with its predecessors, the “Purchaser”) and listed and traded on the Over The Counter Bulletin Board (OTCBB) under the symbol of CWDK, particulars of which set out in Schedule 1 hereto;

and

LEUNG YU, a Hong Kong resident (the “Seller”).

The Seller and the Purchaser maybe hereinafter referred to individually as a “Party” and collectively as the “Parties”.

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Preamble

100%

Whereas, China Water & Drinks, Inc. (“China Water”) is the registered holder of 100% equity interest in Gain Dynasty Investments Ltd;

Whereas, Dynamic Castle Holdings Limited is a company duly incorporated and validly existing under the laws of British Virgin Islands, particulars of which are set out in Schedule 2 hereto (the “Company”).

100%

Whereas, the Seller is the registered and beneficial owner of one (1) common share of the Company (the “Company Share”), representing 100% of the aggregate issued and outstanding share capital of the Company.

Whereas, Caesar Holdings Limited is a company duly incorporated and validly existing under the laws of Hong Kong, (the “Caesar”).

100%

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Private & Confidential Dynamic Castle Holdings Limited

Whereas, the Company is the registered and beneficial owner of one (1) common share of Caesar representing 100% of the aggregate issued and outstanding share capital of Caesar;

Whereas, Beijing Changsheng Taoda Co., Ltd. (“Beijing Taoda”), is a Wholly Foreign owed limited liability company duly incorporated and validly existing under the laws of the PRC.

Whereas, Caesar is the registered holder of 100% equity interest in Beijing Taoda;

100% 100%

Whereas, the Seller has agreed to transfer 100% of the Sale Shares (as defined in Article I below) of the Company to Purchaser and the Purchaser has agreed to purchase and acquire the Sale Shares in the Company from Seller pursuant to the terms and conditions herein.

AND NOW, THEREFORE, in consideration of mutual covenants and agreements herein contained, the parties hereto intending to be legally bound, agree as follows:

Article 1 Definitions And Interpretation

1.1

For the purpose of this Agreement, unless otherwise expressed or required by context, the following terms as used herein shall have the following meanings:

(a)

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“Affiliate means any corporation, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with a Party, “control” for the purpose of this definition being taken to mean direct or indirect ownership of any equity holders of a Party of any part of the equity interest in said entity.

(b)

“Agreement” means this Share Purchase Agreement.

(c) 2008 9 30

“Asset Appraisal Report” means the Chinese asset appraised reports of Beijing Taoda dated September 30, 2008.

(d)

“Business” means the business activities legally carried out or to be developed by the Company or Beijing Taoda in accordance with their respective applicable laws, governmental requirements and provision of their valid business licenses.

(e)

“Business Day” means any day on which commercial banks in Hong Kong are open for business except Saturdays, Sundays or statutory holidays.

(f) 5

“Closing” means the completion of the sale and purchase of the Sale Shares in accordance with Article 5 hereof.

(g) 5.1

“Closing Date” means the date on which Closing takes place in accordance with Article 5.1.

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(h) 3.1

“Consideration” means the full consideration for the sale and purchase of the Sale Shares as set out in Article 3.1 hereof.

(i)

“Encumbrance” means any restriction of any kind, including any restriction on using, voting, receipt of income, or exercising of any other attribute of ownership, including any Security Interests and any third party rights.

(j)

“HKD” means Hong Kong dollars, the lawful currency of Hong Kong

(k)

“Hong Kong” means Hong Kong Special Administrative Region of PRC.

(l)

“Intellectual Property Rights” means all inventions, patents, registered designs, design rights, database rights, copyrights, neighboring rights, know-how, trademarks, commercial software, commercial computer program, goodwill and the pending applications with respect to the above (if applicable).

(m)

“Management Accounts” means the un-audited balance sheet and the un-audited profit and loss accounts of Beijing Taoda.

(n)

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“Management Accounts Date” means the last day of the month prior to Closing Date.

(o)

“Material Adverse Change” means any change, event or effect that individually or in the aggregate might have a material adverse effect on the value of Sale Shares, the Company’s or Beijing Taoda’s business, results of operations, assets, financial condition or the transactions contemplated by this Agreement (including without limitation any change of governing laws or the change or deterioration of local or international water drinks markets).

(p)

“PRC” means the People’s Republic of China, and for purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region.

(q)

“Sale Shares” means the shares as defined in Article 2.1 of this Agreement.

(r) 32

“Subsidiary” means any subsidiary of Dynamic Castle Holdings Limited (as defined in the Companies Ordinance, Chapter 32 of the Laws of Hong Kong).

(s)

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“Taxation” means all forms of tax, duty, rate, levy or other imposition imposed by any governmental authority or any regulatory body in Hong Kong, BVI, PRC, or elsewhere, including without limitation, capital gain tax, provisional capital gain tax, interest tax, property tax, real estate tax, land use fees, increment tax on land value, income tax, value added tax, withholding tax, individual income tax, stamp duty, capital duty, estate tax, contribution and any interest, fine, penalty or surcharge in connection with any such Taxation.

(t)

“USD” means United States dollars, the lawful currency of the United States of America.

1.2

Interpretation

(a)

The headings to the Articles of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement. Words and expressions in the singular include the plural and vice versa.

(b)

The Schedules herein shall be deemed to form part of this Agreement with equal legal effect.

(c)

Reference to persons includes any public body and any body of persons, corporate or unincorporated.

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Article 2 Purchase of the Sale Shares

2.1

Subject to the terms and conditions contained in this Agreement, the Seller hereby agrees to sell and the Purchaser, in reliance on the Seller’s representations and warranties, agrees to purchase from the Seller the Sale Share and the Company Share, free from any mortgages, pledges, liens, Encumbrances, claims, and other third party rights whatsoever and together with all rights attached to the Sale Shares and the Company Share after the date of this Agreement including any shares to be allotted, dividend and bonus or other interests to be distributed attached to the Sale Shares and the Company Share after the date of this Agreement (“Sale Shares”).

Article 3 Consideration and Payment

3.1 (USD$6,000,000.00)

Subject to the terms and conditions hereof, based on the Asset Appraisal of Beijing Taoda for year 2008, the consideration for the Sale Shares (including the Company Share) shall be USD$6 million (the “Consideration”).

3.2

The Parties agree that payments shall be made by the Purchaser in accordance with the following method:

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Upon the terms and subject to the conditions contained in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, in consideration for the aforesaid sale, Purchaser will pay or cause to be paid to Seller at or prior to Closing an aggregate purchase price of [$6,000,000.00] (the “Purchase Price”), by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer.

Article 4 Conditions Precedent

4.1

The Parties agree that the Closing contemplated hereunder shall be conditional upon the following conditions being fulfilled to the satisfaction of the Purchaser:

(a)

The Parties hereto have obtained all necessary consents, authorization or other approvals in connection with the entering into and performance of this Agreement and transfer of the Sale Shares and the Company Share under the laws of BVI, PRC and Hong Kong.

(b)

All the representations, covenants and warranties provided by the Seller hereunder are true, accurate and complete in all respects. The Seller is not in breach of any

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stipulations or terms and conditions hereunder commencing from the date of this Agreement to the Closing Date (including the Closing Date).

(c)

The Seller has provided the latest corporate documents of the Company to the Purchaser.

(d)

The Company has been duly incorporated and validly existing and the Seller have fully contributed to the Company in accordance with the applicable laws and thus duly holding all shares of the Company.

(e)

The Purchaser has completed satisfactory due diligence investigation on the Company, Caesar and Beijing Taoda (including but not limited to, finance, technique, business, environment, legal, etc.)

(f) 2008 1 24

China Water has received reasonable approval of the Majority Noteholder pursuant to Section 10(e) of the Securities Purchase

Agreement, dated as of January 24, 2008.

(g)

Legally qualified institutions have issued assets appraisal reports on Beijing Taoda which are satisfactory to the Purchaser.

(h)

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In the event of any Material Adverse Change discovered in the due diligence investigation on the Company, Caesar and Beijing Taoda, the Purchaser has the right to adjust the Consideration as per the appraisal result results. If the Purchaser does not accept the adjusted Consideration, then the Purchaser through written notice to the Seller has the right to unilaterally unconditionally withdraw from the proposed transaction hereunder and terminate this Agreement, and the Purchaser’s such activities shall not constitute breach of this Agreement.

(i) 4.1(a)

A certified true copy of the board resolutions of the Company in the agreed terms has been made and issued by the Company, the contents of which shall be agreed by the Parties and shall include, inter alias, the terms and conditions set out in this Agreement.

(j)

The Seller has assisted the Purchaser to complete the restructuring of the Board of Directors of the Company and Caesar in accordance with relevant procedures as required by relevant laws and regulations of BVI and Hong Kong, the Article of Association of the Company, and Caesar. After the restructuring, the Board of Directors of the Company and Caesar shall be composed of one member who shall be nominated by the Purchaser in accordance with relevant procedures as required by relevant laws and regulations of BVI and Hong Kong and their Articles of Association.

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(k)

The Seller has completed the restructuring of the Board of Directors of Beijing Taoda in accordance with relevant procedures as required by relevant laws and regulations of PRC, and the Articles of Association of Beijing Taoda. After restructuring, the Board of Directors of Beijing Taoda shall be composed of one member, who shall be nominated by the Purchaser. The Director(s) shall be appointed in accordance with relevant procedures as required by relevant laws and regulations of PRC and the Articles of Association of Beijing Taoda.

(l) 2008 9 30

No Material Adverse Change has occurred or exists in the Company, Caesar and Beijing Taoda as of September 30, 2008.

4.2 2008 1 0 31 9, 10, 11.4, 11.6, 11.7

The Parties shall use their respective best efforts to satisfy the conditions precedent in Article 4.1 above by no later than October 31, 2008 or the date otherwise agreed by the Parties. If the above conditions precedent have not been fully fulfilled by then, the Purchaser shall have the right to terminate this Agreement by written notice (except Articles 9, 10, 11.4, 11.6 and 11.7 which shall remain to be effective) and the Seller shall be liable for breach.

Article 5 Closing

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5.1

Subject to Article 7 hereof, Closing shall take place at the domicile of the Company after the fulfillment of the conditions precedent described in Article 4 above or at such other place and/or at such other time as the Parties hereto may agree in writing from time to time (“Closing Date”).

5.2

On the Closing Date, the Seller shall deliver to the Purchaser, inter alias, the documents set forth in Schedule 5 hereto.

5.3 4.1(i) 4.1 (j)

The Seller shall guarantee that the Company, Caesar and Beijing Taoda shall convene board meetings respectively to appoint directors as stipulated in Article 4.1(j) and Article 4.1(k) in accordance with the requirements of the Purchaser.

5.4

The Parties shall use respective best efforts to assist and procure that the Company, Caesar and Beijing Taoda update their register of members and conduct relevant registration procedure at corporate registration institute’s in each of their respective registered domiciles.

Article 6 Representations, Warranties and Covenants

6.1

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The Seller, the Company, Caesar and Beijing Taoda, hereby jointly and severally, makes the following statements and guarantees to the Purchaser as below:

6.1.1

Information

(a)

All information which has been given by the directors, officers, auditors, financial advisers, legal representatives or officials of the Company, Caesar and Beijing Taoda to the Purchasers or to the legal representatives, accountants or agents of the Purchaser in the course of the negotiation leading to this Agreement is true and accurate in all respects and not misleading in any respect.

(b)

The facts set out in the Preamble are true and accurate in all respects.

(c)

All facts concerning the Sale Shares and the Company Share and the business and affairs of the Company material for disclosure to an intending purchaser of the Sale Shares have been disclosed to the Purchaser and the Seller is not aware of any facts or circumstances, in reference to the Company, Caesar and Beijing Taoda, which might reasonably affect the willingness of a willing purchaser to purchase the Sale Shares and the Company Share on the terms of this Agreement.

6.1.2

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Shares Transfer

The Seller shall have the proprietary right over the Sale Shares and the Company Share to be transferred. No other third party has any kind of rights over the Sale Shares or the Company Share to be transferred, nor any un-issued shares or loan capital (if any); there is also no pledge, other beneficial interests or Encumbrance over the Sale Shares or the Company Share to be transferred.

6.1.3

Accounts Statement

(a)

The Asset Appraisal Report and Management Accounts have been prepared in accordance with the laws of the country where the company was legally registered and established at (“Resident Country”), and on a consistent basis in accordance with generally accepted accounting principles and practices in the Resident Country.

(b) 2008 9 30

Since September 30, 2008, there have been no major changes in the financial and accounting policies underlying the financial statements of the Company.

(c) (i) (ii) (iii)

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The Asset Appraisal Report and the Management Accounts (i) show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of the Company, Caesar and Beijing Taoda (ii) reserve or provide in full for depreciation and all bad and doubtful debts and all other liabilities, actual, contingent or otherwise and for all financial commitments in existence at the Asset Appraisal Report date or the Management Accounts Date; (iii) reserve or provide in full for Taxation including any contingent or deferred liability for which the Company, Caesar and Beijing Taoda were liable at the Asset Appraisal Report date or the Management Accounts Date and whether or not the Company, Caesar and Beijing Taoda have or may have any right of reimbursement against any other person.

(d)

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company, Caesar and Beijing Taoda have been fully properly and accurately kept and completed.

6.1.4

Changes Since the Asset Appraisal Date

Since the Asset Appraisal Date:

(a)

The business of the Company, Caesar and Beijing Taoda have been carried on in the ordinary course and so as to maintain the same as a going concern.

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(b)

No material changes have occurred in the assets and liabilities (whether actual or contingent) shown in the Asset Appraisal Report or Management Accounts and there has been no reduction in the value of the net tangible assets of the Company. Caesar and Beijing Taoda on the basis of valuation adopted in the Asset Appraisal Report and Management Accounts and there has been no adverse change in the financial position or trading prospects of the Company.

(c)

The business of the Company, Caesar and Beijing Taoda have not been adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor and the Seller are not aware of any facts which are likely to give rise to any such effects.

(d)

No dividends, bonuses or distributions have been declared, paid or made except as provided for in the Asset Appraisal Report and Management Accounts and no shareholders’ resolutions have been passed for the Company, Caesar and Beijing Taoda.

6.1.5

Taxation

(a)

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Each of the Company, Caesar and Beijing Taoda has duly and timely submitted all of the genuine, complete Taxation returns and other relevant documents to the relevant competent Taxation authorities in accordance with applicable laws and requirements of such Taxation authorities. And except the information disclosed to the Purchaser during the due diligence on each of the Company, Caesar and Beijing Taoda has before the execution of this Agreement, each of the Company, Caesar and/or Beijing has duly paid all of the Taxation payable by it.

(b)

The Company, Caesar and Beijing Taoda do not have any current, or contingent, or delayed payment of Taxation liability except those which occurred in the ordinary course of business of the Company.

(c)

Except as disclosed to the Purchaser through the due diligence on the Company, Caesar or Beijing Taoda and prior to the execution of this Agreement, neither the Company Caesar, nor Beijing Taoda has any violation of any relevant tax laws and regulations, nor has the Company, Caesar and Beijing Taoda received any notice of or has in existence any risks of any inquiry, or investigation, or penalty by any relevant governmental authorities in relation to the Taxation issues.

(d)

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Any Taxation liability incurred by the Company, Caesar and Beijing Taoda after the Closing due directly or indirectly to the business conducts on behalf of the Seller before the Closing (including but not limited to any other transaction, conduct, omission, situation and circumstances no matter whether these matters have been disclosed to the Purchaser or acknowledged by the Purchaser) shall be borne by the Seller.

(e) 6.1.5(d)

Upon the occurrence of the above-mentioned situations, the Seller shall use its dividends payable by the Company, Caesar and Beijing Taoda or its shares of the Company, Caesar and Beijing Taoda with the value equivalent to the Taxation liability (the value of the share shall be calculated in accordance with the pricing standard of the Sale Shares under this Agreement so as to determine the ratio of the shares to be transferred) to repay the Purchaser or any other third party designated by the Purchaser to perform the Taxation Indemnity under Article 6.1.5(d) of this Agreement.

6.1.6

Assets

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rights. Neither the Company Caesar or Beijing Taoda nor any of their staff or employees, have infringed any third party’s Intellectual Property Rights or are subject to any claims for infringement of Intellectual Property Right, and no claims have been made and no applications or proceedings are pending. The Company, Caesar and Beijing Taoda did not use or were required to use any illegally owned or not owned intellectual properties or other similar rights. The Company, Caesar and Beijing Taoda and their employees and staff did not infringe any other third party’s intellectual property rights or forced to compensate to any other third party for such infringement. The Company, Caesar and Beijing Taoda are not involved in any pending litigation or proceeding.

6.1.8

Insurance

Details of all current insurance policies in respect of which the Company, Caesar and Beijing Taoda have an interest has been disclosed in writing to the Purchaser; all such policies are in full force and effect and are not void or avoidable; no claim is outstanding or may be made under any of such policies and no event has occurred or circumstances exist which are likely to give rise to any claim; nothing has been done or omitted to be done which is likely to result in an increase in premium; and nothing has been done or omitted to be done which would make any such policy of insurance void or avoidable.

6.1.9

Real Estate

(a)

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Beijing Taoda has leased, and used the land and premises.

(b)

Except those which have been disclosed to the Purchaser and Beijing Taoda during the due diligence course conducted by the Purchaser on Beijing Taoda before the execution of this Agreement, full and accurate particulars of all title deeds and documents, tenancy, lease or license agreement or other rights of occupation relating to the Property or any agreements (whether written or oral) to grant the same have been disclosed to the Purchaser and Beijing Taoda have in all respects observed and complied with the provisions of all such deeds, documents, tenancies, leases and agreements.

(c)

Beijing Taoda has fully paid in the price payable according to the Lease Agreement or any other relevant Agreement respectively.

6.1.10

Contracts

(a) (i) (ii) (iii)

None of the Company, Caesar or Beijing Taoda is a party to any of the following contracts: (i) under which any party is in default; (ii) which may be affected by reason

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of the sale of the Sale Shares; (iii) which may be rescinded, avoided or terminated by any party thereto.

(b)

The Company, Caesar and Beijing Taoda have no material, long term, onerous or unusual contracts or commitments binding upon it nor any contract entered into otherwise than on an arm length basis or otherwise than in the ordinary course of business.

(c)

The Company, Caesar and Beijing Taoda have given no guarantee, condition or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it or accepted any obligation that could give rise to any liability after any such goods or services have been supplied by it.

6.1.11

Business

(a)

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The Company, Caesar and Beijing Taoda have obtained, maintained in force and complied with all necessary licenses and consents required for the proper carrying on of its business and to the best of its knowledge, information and belief of the Seller there are no circumstances which indicate that any such licenses or consents will be revoked or not renewed. Especially those governmental approvals, certificates, permits and authentications required to conduct ordinary business of Beijing Taoda within its legal business scope, including but not limited to Production Permit, Hygiene Permit, and relevant environmental impact assessment report and the approval thereof, official project assessment and acceptance for the construction in process in accordance with relevant laws and regulations which will not be revoked, renewed or adversely affected.

(b)

The Company, Caesar and Beijing Taoda have complied with all applicable legislation and regulations and are not in breach of any requirement of laws and regulations in British Virgin Islands, Hong Kong, China or the United States or any other country. The marketing network, marketing mode, distribution conduct and any other relevant commercial conducts in relation to the Company, Caesar and Beijing Taoda or their products have not been punished or claimed by any relevant competent governmental authorities as of the date of this Agreement. After execution of this Agreement, there will not be any claim or penalty against the Company, Caesar and Beijing Taoda by any relevant governmental authorities due to the marketing network, marketing mode, distribution conduct and any other relevant commercial conducts of Company’s products which occurred before the Closing of this Agreement.

(c)

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All the records, systems, and information of the Company, Caesar or Beijing Taoda shall be exclusively owned by the Company and shall be controlled by the Company, Caesar and Beijing Taoda respectively.

6.1.12

Affiliated Transaction

All transactions or transfer of any resources or responsibilities by the Company, Caesar and Beijing Taoda or any other commercial conducts with their affiliates have been fully disclosed to the Purchaser and the above-mentioned conducts are on a fair and reasonable basis without any violation of applicable laws and regulations, nor any warning, recourse or penalties from competent governmental authorities.

6.1.13

Debt

(a)

Except the debts recorded in the Management Accounts, the Company, Caesar and Beijing Taoda have not any other outstanding borrowing or indebtedness in the nature of borrowing.

(b)

Except those disclosed to the Purchaser during the due diligence course on the Company, Caesar and Beijing Taoda conducted by the Purchaser before execution of this Agreement, the Company, Caesar and Beijing Taoda have not entered into and are

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not bound by any guarantee, indemnity or other agreement to secure an obligation of a third party under which any liability or contingent liability is outstanding.

6.1.14

Environment Protection

(a)

The site, facilities, assembly lines, the buildings and the designs thereof of the Company, Caesar and Beijing Taoda are in full compliance with the applicable Laws in force for the time being, and with laws, regulations, rules, and permits related to land administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety in effect as of the date hereof.

(b)

There is no pre-existing environmental contamination under, above or around the site, facilities, assembly lines and the buildings, whether due to the operation of the machinery and facilities or otherwise.

(c)

There are no impediments or difficulties to the Company, Caesar and Beijing Taoda being able to obtain and maintain for the site, facilities , assembly lines and the buildings all necessary waste disposal, waste water treatment services and the like in full compliance with all relevant laws, regulations and rules related to land

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administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety.

(d)

The site, facilities, assembly lines and the buildings are free from any environmental liabilities to and claims, investigation, penalty and other proceedings from both government and non-government Parties.

6.1.15

Labor Dispute and Labor Contract

(a)

The Company, Caesar and Beijing Taoda have entered into lawful, effective and enforceable employment contracts with its employees. The Company, Caesar and Beijing Taoda are not involved in any dispute, arbitration or lawsuit proceedings pending with any of their employees. There is no material adjustment in respect of the contents of the employment contracts and the execution and performance thereof within two years before the date of die Closing.

(b)

The Company, Caesar and Beijing Taoda have made proper social or other insurances for their employees in accordance with the applicable laws and the payment of all the relevant insurance fees has been timely made. And the Company, Caesar and Beijing Taoda made any contributions (including without limitation the housing fund) or arrangement required for its employees in accordance with the applicable laws.

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(c)

As of the date of this Agreement, the Company, Caesar and Beijing Taoda have not introduced any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors, key management or employees.

6.1.16

Litigation and Violation

(a)

Neither the Company, Caesar and Beijing Taoda nor any person for whose acts or defaults the Company, Caesar and Beijing Taoda may be vicariously liable is involved in any civil, criminal or arbitration proceedings, and no such proceedings are pending or threatened against the Company, Caesar and Beijing Taoda or any such person and to the best knowledge, information and belief of the Seller there are no facts likely to give rise to any such proceedings.

(b)

There are no governmental or other investigations or inquiries or disciplinary proceedings concerning the Company, Caesar and Beijing Taoda, none are pending or threatened and, to the best knowledge, information and belief of the Seller there are no facts likely to give rise to such investigation, inquiry or proceedings.

6.1.17

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Single Investment

Save as disclosed to the Purchaser by the Seller during the due diligence conducted by the Purchaser, the Company, Caesar or Beijing Taoda has neither conducted or engaged in any business of or entered into any agreements or contracts with or contributed or invested in any third party, nor has the Company held any shares, equity, property or interests (whether holding any such shares, equity, property or interests in the capacity of the Company or through empowering any other party or being authorized by any other party) in any companies, institutions or firms except in Beijing Taoda.

6.1.18

Registered Capital of the Company, Caesar and Beijing Taoda

Each of Company, Caesar and Beijing Taoda, where applicable, has duly and timely paid in full the registered capital and relevant contribution has been duly completed.

6.1.19

Compliance

The Company, Caesar and Beijing Taoda have carried out its business in accordance with the applicable laws and regulations and its articles of association at any time and

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in all respects. The Companies have not acted in contravention of any laws or regulations or its articles of association.

6.1.20

Miscellaneous

(a)

1. The Company is a legal entity, which is duly established, and validly existing in accordance with the applicable laws of British Virgin Islands and could bear legal liabilities independently;

2.

Beijing Taoda is a legal entity, which is duly established, and validly existing in accordance with the applicable laws of PRC and could bear legal liabilities independently;

3.

Caesar is a legal entity, which is duly established, and validly existing in accordance with the applicable laws of Hong Kong and could bear legal liabilities independently;

(b)

The execution or performance of this Agreement shall not be in violation of any applicable laws, regulations, its articles of association or any terms of its by-laws or any agreements to which it is a party.

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(c)

The Purchaser has obtained all necessary approvals, permits, consents or authorization in connection with the entering into and performance of this Agreement and has obtained all necessary rights, powers and capacity to execute, and perform all of the obligations and liabilities under this Agreement.

(d)

The Seller shall be liable for any possible debt, civil liabilities and criminal liabilities related to the shares of the Company, Caesar and Beijing Taoda which occurred before the transfer date.

(e)

After the execution of this Agreement, the Seller will not change the operation strategy or management structure of the Company, Caesar and Beijing Taoda. In the event of any major change to the Company’s operation, the Seller shall notify the Purchaser immediately.

(f)

Unless there was any other special stipulation otherwise, in this Article the Company shall mean itself and all of its Affiliates, including but not limited to Beijing Taoda and

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its subsidiaries. The representation, warranties, and undertaking made by the Seller to the Purchaser in this Agreement shall also be applicable to the Company, Caesar and Beijing Taoda and their Affiliates; the Seller shall procure and ensure that the Company, Caesar and Beijing Taoda and their Affiliates and their subsidiaries and branches and Caesar will perform their obligations and responsibilities in accordance with these warranties, representatives and promises hereunder.

(g)

All of the representations and warranties herein are as at the date hereof and will be for all times up to and including the Closing Date, true and correct in all respects and not misleading in any respect.

(h)

The Purchaser’s rights in respect of each of the said representations, warranties, undertakings and indemnities contained herein will survive the Closing Date and continue in full force and effect notwithstanding the Closing Date and shall not be affected by any information relating to the Company, Caesar and Beijing Taoda of which the Purchaser has knowledge.

(i)

The Seller acknowledges that the Purchaser is entering into this Agreement in reliance upon representations in the terms of the representations, warranties, undertakings made by the Seller in reference to the Company, Caesar and Beijing Taoda.

(j)

The rights and remedies of the Purchaser in respect of the representations, warranties, and undertakings shall not be affected by any due diligence investigation made by or on

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behalf of the Purchaser into the affairs of the Seller, the Company, Caesar and/or Beijing Taoda.

(k)

Any of the representations, warranties and undertakings set out in this Article shall be construed as separate and independent and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other term of this Agreement or any other Warranty.

(l)

9, 10, 11.4, 11.6, 11.7

Prior to the Closing Date, if any of the representations, warranties or undertakings set out in this Article is found to be untrue, inaccurate or misleading or has not been fully and/or punctually carried out in any respect, or in the event of the Seller becoming unable or failing to do anything required under this Agreement to be done by it at or before the Closing Date, and if any of the aforesaid comes to the knowledge of the Seller, the Seller shall forthwith notify the Purchaser thereof, and in all these events, the Purchaser shall not be bound to procure the completion of the sale and purchase of the Sale Shares and may by notice in writing rescind this Agreement, in which event the Seller shall perform all the duties under Article 7 and the Parties hereto shall be discharged from then respective further obligations hereunder except for their obligations under Articles 9, 10, 11.4, 11.6 and 11.7 and without prejudice to the rights of either party in respect of antecedent breaches.

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6.2

The Purchaser hereby represents and warrants to the Seller:

(a)

The Purchaser is a company, which is duly established and validly existing in accordance with the laws of British Virgin Islands.

(b)

The execution or performance of this Agreement shall not be in violation of any applicable laws, regulations, ordinance, its articles of association or any terms of its bylaws or any material contracts or agreements to which it is a party or binding on itself or its assets.

(c)

The Purchaser has obtained all necessary approvals, permits, consents or authorization in connection with the entering into and performance of this Agreement and has obtained all necessary rights, powers and capacity to execute and perform all of the obligations and liabilities under this Agreement.

(d)

The Purchaser undertakes that after Closing of the transaction contemplated hereunder, it will keep the Company’s current organization structure, support the Company’s business development in full and provide capital support to the Company as per the need of business.

(e)

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The representative signing on this Agreement has been duly authorized, having the right to execute this Agreement on behalf of the Purchaser.

(f)

The Purchaser shall pay the Consideration in full to the Seller according to this Agreement.

(g)

The representations, warranties and undertakings made by the Purchaser in this Agreement are, as at the date hereof and afterwards, true and correct and complete in all respects and not misleading in any respect.

Article 7 Breach of Agreement and Remedies

7.1

If prior to the Closing Date, it becomes apparent that the Seller is in breach of any of the representations, warranties or covenants hereunder, the Purchaser shall be entitled, in addition to and without prejudice to all other rights and remedies available to the Purchaser in respect thereof, to rescind this Agreement by notice in writing to the Seller to that effect whereupon:

(a)

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The Seller shall forthwith indemnify the Purchaser in full for and against all costs, charges and expenses (including, but not limited to all legal and other professional fees and expenses) incurred by the Purchaser in connection with the negotiation, preparation and rescission of this Agreement; and the Seller shall forthwith refund the Purchaser in full for any part of the Consideration that has been paid by the Purchaser.

(b) 9, 10, 11, 11.4, 11.6, 11.7

All other provisions of this Agreement shall cease and terminate except for Article 9, 10, 11.4. 11.6 and 11.7 hereof.

7.2

After the Closing Date, the Seller hereby agrees to indemnify the Purchaser in respect of all its costs (including all its legal costs) or expenses, which the Purchaser may incur either before or after the commencement of any action in connection with:

(a)

The settlement of any claim that any of the representations, warranties or covenants is untrue or misleading or has been breached;

(b)

Any legal proceedings in which the Purchaser claims that any of the representations, warranties or covenants are untrue or misleading or have been breached and in which judgment is given in favor of the Purchaser; or

(c)

The enforcement of any such settlement or judgment.

7.3 4.1 4.2 5.1

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In the event that, due to any reasons other than any of the Parties hereof, all of the conditions precedent as set out in Article 4.1 have not been fulfilled on or prior to the satisfaction date of conditions as specified in Article 4.2, or the Closing as set out in Article 5 has not been completed on or prior to the Closing Date, any of the Parties hereof has no right to claim against the other Party in respect of the cost, fees, expenses or any other relevant losses arising out of the execution and performance of this Agreement, unless otherwise agreed.

7.4 4.1 4.2 5 5.1 4.2

In the event that, due to the reasons of the Seller hereof, all of the conditions precedent as set out in the Article 4.1 have not been fulfilled on or prior to the satisfaction date of conditions as specified in Article 4.2, or the Closing as set out in Article 5 has not been completed on or prior to the Closing Date, the Seller shall be deemed to have breached this Agreement. Under such circumstances, the Purchaser has the right to choose to rescind this Agreement according to Article 4.2 and to require the Seller to bear the liabilities of compensating the Purchaser for damages pursuant to any applicable laws and this Agreement and the Seller shall fully refund to the Purchaser all of the Consideration the Purchaser has paid within five Business Days after the requirement of refunding of the Consideration is made in writing by the Purchaser; or the Purchaser shall have, the right not to choose to rescind this Agreement, nonetheless the Seller shall bear the liabilities of compensating the Purchaser for damages in accordance with the applicable laws and this Agreement.

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7.5 4.1 4.2 5 5.1

In the event that, due to the reasons of the Purchaser hereof, all of the conditions precedent as set out in the Article 4.1 have not been fulfilled on or prior to the satisfaction date of conditions as specified in Article 4.2, or the Closing as set out in Article 5 has not been completed on or prior to the Closing Date, the Purchaser shall be deemed to have breached this Agreement.

7.6

The rights of the Purchaser pursuant to this Article 7 shall not restrict any of its rights or its ability to claim damages on any basis available to it in the event of a breach of any of the representations, warranties or any of them proving to be untrue or misleading.

7.7 7.1

If the Purchaser could not acquire the Sale Shares or lose the Sale Shares after acquisition due to the Seller’s breach of this Agreement, then, the Purchaser has the right to terminate this Agreement. In such situation, the Seller shall fully return the aggregate amount of deposit and payments to the Purchaser and bear the liabilities stipulated in Article 7.1 hereof.

Article 8 Force Majeure

8.1

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“Force Majeure” shall mean all events which are beyond the control of the Parties hereto, and which are unforeseen, unavoidable and insurmountable, and which prevent full or partial performance by either of the Parties. Such events shall include earthquakes, typhoons, epidemic, food, fire, war, strikes, riots, acts of governments, changes in law or the application thereof or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as Force Majeure in general international commercial practice.

8.2

Consequences of Force Majeure

(a)

If an event of Force Majeure occurs, a Party’s contractual obligations affected by such an event hereunder shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension.

(b) (10)

The Party claiming Force Majeure shall promptly inform the other Parties in writing and shall furnish within ten (10) days thereafter sufficient proof of the occurrence of Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension.

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(c)

If the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution (such as, to postpone the performance of this Agreement to a date agreed by the Parties, or terminate this Agreement) and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

Article 9 Governing Law and Dispute Settlement

9.1

The validity, interpretation, implementation and resolution of dispute arising there from shall be governed by the laws of Hong Kong.

9.2 (60)

If any dispute, controversy or claim (“Dispute”) arises out of or in connection with this Agreement, the Parties shall use all reasonable endeavors to resolve through friendly consultations. In the event such dispute is not resolved through consultations within sixty (60) days after the date such consultations were firstly requested in writing by a Party, then any Party may submit the dispute for arbitration in Hong Kong before Hong Kong International Arbitration Center (“HKIAC”) in accordance with the HKIAC Arbitration Rules then in force.

(a) (3)

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The arbitration tribunal shall consist of three arbitrators, one appointed by the Purchaser, one appointed by the Seller, and the one, the President Arbitrator, shall be appointed by HKIAC.

(b)

The arbitration proceedings shall be conducted in English and in Chinese.

(c)

The arbitration award shall be final and binding on the Parties.

(d)

The arbitral award may be enforced by any court having competent jurisdiction over the party or its assets against whom the arbitral award is to be enforced, or be applied to such court for assistant in enforcement, as the case may be. Any cost of arbitration shall be borne by the losing party. The Parties agree that if a Party need to bring a lawsuit to enforce the arbitration award, the party sued shall bear all reasonable cost, disbursement and legal fee, including but not limited to any extra litigation or arbitration fee incurred by the party requesting enforcement of the award.

9.3

When any dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations hereunder

Article 10 Notice

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10.1 10.3 (a) (b) (c)

An notice or written communication provided for herein by either Party to the other (the “Notice”), shall be made in Chinese and English to the address described in Article 10.3 below either (a) by hand; or (b) by courier service delivered letter; or (c) by facsimile.

10.2 (a) (b) (c)

Notices shall be deemed to have been delivered at the following times: (a) if by hand, on reaching the designated address and subject to return receipt or other proof of delivery; (b) if by courier, the tenth Business Day after the date of dispatch; and (c) if by fax, upon the next Business Day following the date marked on the confirmation of transmission report by the sender’s fax machine, indicating completed uninterrupted transmission to the relevant facsimile number.

10.3 10.1 10.1

As to Section 10.1, both parties’ addresses can be separately notified (both parties can notify each other anytime about the address change according to Section 10.1.)

Article 11 Miscellaneous

11.1

Non-compete

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(a)

After the execution of this Agreement, the Purchaser shall take the post of General Manager in accordance with the appointment of the Board of Directors of Beijing Taoda and conduct its duties according to the employment contract entered into between him and Beijing Taoda and the authorization thereof. The term of the first General Manager is three years.

(b)

After the execution of this Agreement, the Parties hereof shall avoid any occurrence of competition between themselves in products and sale territories etc. on the principles of mutual co-ordination, mutual benefits and interests and common development. In the event that a competition situation occurs among the Shareholders of the Company and Beijing Taoda in products or sale territories, the Shareholders or Beijing Taoda shall actively co-ordinate with each other and settle it through good faith negotiation.

11.2

Access

The Seller shall procure that as from the date of this Agreement the Purchaser and any persons authorized by it shall be given full access to the employees, premises, plant, machinery, books of account, records and documents of the Company, Caesar and Beijing Taoda and the directors and employees of the Company, Caesar and Beijing

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Taoda shall be instructed to give promptly to the Purchaser and any persons authorized by it all information in relation to the Company. Caesar and Beijing Taoda that the Purchaser may request. And the Purchaser shall have the right to appoint auditing firms and law firms at its discretion to carry out auditing and legal due diligence upon the Company, Caesar and Beijing Taoda.

11.3

Post-execution Obligations

Save for the need of the daily operation and management and being agreed in writing by the Purchaser in advance, the Seller shall, before the Closing hereof or termination of this Agreement (whichever is earlier), procure and ensure that the Company, Caesar and Beijing Taoda and their Affiliates shall not:

(a)

Carry out any conducts not in the ordinary business; or

Make any disposal of any assets of the Company, Caesar And Beijing Taoda with book value in excess of USD$300,000, inter alias in the form of acquisition, loan, cost, creation or renewal of security (including without limitation guarantee, mortgage, pledge, lien, encumbrance or any other third party right), dividend, investment, capital contribution, joint ventures, partnership, profit sharing; or decrease the share capital or registered capital of the Company, Caesar or Beijing Taoda.

11.4

Announcement and Confidentiality

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(a)

Save as required by any applicable law, court order, or any governmental or regulatory authorities (including without limitation the stock exchange on which the Purchaser listed), neither the Company nor Caesar and Beijing Taoda shall make any announcement of or release or disclose any information concerning this Agreement or the transaction contemplated hereof to any newspaper, or any persons or institutions (save as disclosed to their respective professional advisers under a duty of confidentiality) without the prior written consent of the Purchaser.

(b)

This Article shall remain effective notwithstanding Closing or termination of this Agreement.

11.5

Assignment

eckmann

This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the Parties hereto but shall not be assigned by any party without the prior written consent of the other Parties hereto provided however that this Agreement may be assigned and/or shall inure to the benefit of Heckmann Corporation without the prior written consent of any Party hereto.

11.6

Cost and Expenses

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Each of the Parties hereto shall bear their own legal and professional fees, costs and expenses incurred by the Parties hereto in the negotiation, preparation, execution and completion of this Agreement. The stamp duty incurred in connection with this Agreement shall be borne by the Seller and the Purchaser in equal shares. The Seller shall be solely liable and responsible for any and all taxes in connection with the sale and transfer of the Sale Shares, or on the profit derived by the Seller from such sale and transfer of the Sale Shares hereof.

11.7

Process Agent

(a)

The process agent of the Purchaser, namely with his address at UNIT 607, 6/F., CONCORDIA PLAZA, SCIENCE MUSEUM ROAD, TSIM SHATSUI EAST, KOWLOON, HONGKONG, shall receive on behalf of it in Hong Kong any of the summons, writs, arbitral or other legal documents of the arbitration or other legal or claim procedures in relation to this Agreement (hereinafter referred to as “Summon Documents”).

(b)

Any such Summon Documents will be deemed to have been duly served on a Party if they are served on the process agent.

11.8

Severability

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If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

11.9

Entire Agreement

This Agreement together with its Schedules constitutes the entire agreement and understanding between the Parties in connection with die subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

11.10

Time

(a)

Time shall be of the essence of this Agreement. The Parties hereto shall perform their respective obligations within the performance period as agreed in this Agreement.

(b)

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No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

11.11

Effectiveness and Counterpart

(a)

This Agreement shall come into effect after signature.

(b)

This Agreement is executed in English and Chinese in six counterparts. Each Party shall hold three copies, and all of the copies shall have die same effect. Where there is a difference in translation, the English version shall control.

(the remaining left blank)

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

Seller”

Purchaser:

By:

By:

Name

Name:

ID No.”

Title:

Nationality:

Nationality:

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Schedule 1 The Seller, the Purchaser and the Sale Shares

Seller:

Name:

LEUNG YU

ID Number:

V054617(8)

Domicile:

Room D, 11/F., 8 Hart Avenue, 8-10 Hart Avenue, Tsim Sha Tsui, Kowloon, Hong Kong

The Purchaser:

Name:

Gain Dynasty Investments Limited

Company No.

Registered Address:

Unit 07, 6/F, Concordia Plaza, 1 Science Museum Road, Tsim Sha Shui East, Kowloon, Hong Kong

Date of Incorporation:

Sale Shares:

1 1 1

Share No.:

From one to one, one share(s) in all

Type:

common shares

Ratio

100%

Accounting for 100% of the issued shares of the Company

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Schedule 2 The Company

Name:

Dynamic Castle Holdings Limited

Registration No.

1447763

Registered Address:

P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, BVI

Date of Establishment:

December 3, 2007

Authorized Share Capital:

50,000 common shares

Issued Share Capital:

One share

Registered Shareholder:

50,000

holding 50,000 common shares

Directors:

Schedule 5 Deliveries at Closing

1

On the Closing Date, the Seller shall deliver to the Purchaser, the following documents:

1.1

Transfer note and instrument for transfer in respect of the Sale Shares together with the

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relative original share certificates, and other relevant documents indicating the title or relating to the title as of the date of issuance of the Sale Shares, including without limitation relevant declaration of trust (if any), and the relevant transfer or alteration documents concerning all of die transfer or alteration of the Sale Shares which occur before the date of this Agreement.

1.2

Evidence in a form reasonably satisfactory to the Purchaser of satisfaction of the Conditions Precedent, including without limitation:

(a)

Documents evidencing that Caesar and Beijing Taoda has been legally owned by the Company, including without limitation the photocopies of the Approval Certificate, Business License and the Articles of Association;

(b)

Documents concerning appointment of proposed new directors of Beijing Taoda and the proposed list of the new board members to be filed with relevant PRC industrial and commercial authorities;

(c)

Documents concerning appointment of proposed new directors of the Company and Caesar and the list of the new board members registered with relevant companies registry in British Virgin Islands and Hong Kong;

(d)

Monthly Management Accounts for that current month of the Management Accounts Date;

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(e)

A certified true copy of the minutes of a meeting of the board of directors of the Company (the contents thereof having been accepted by the Purchaser) at which the directors have approved: (i) the execution of this Agreement by the Seller and the Purchaser whereby the Seller proposes to transfer the Sale Shares to the Purchaser pursuant to this Agreement; (ii) the registration of the relevant shares transfer into the books of the Company and issuance of share certificates to the Purchaser in respect of the Sale Shares under the condition that all relevant stamp tax have been duly paid in; and (iii) proposed the appointment of such persons as the Purchaser may nominate as directors of the Company taking effect from the Closing Date within one month; and

(f)

any other document required by the Purchaser of the Seller.

2

On the Closing Date, the Purchaser shall deliver to the Seller, the following documents:

2.1

The copy of board resolution of the Purchaser approving the contemplated transaction hereunder; and

2.2

Any other document required by the Seller of the Purchaser.

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